Exhibit 99.2

JARDEN CORPORATION

Reconciliation of GAAP to NON GAAP

For the three and nine months ended September 30, 2011 and 2010

	Three months ended		Nine months ended
(in millions)	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Reconciliation of Non-GAAP measure:
Net income	$90.7	$80.6	$183.6	$60.0
Income tax provision	50.4	49.3	107.2	76.5
Interest expense, net	43.7	46.2	134.8	130.3
Loss on early extinguishment of debt	—	—	12.8	—
Depreciation and amortization	40.3	36.5	121.7	103.0

Earnings before interest, taxes, depreciation and amortization (EBITDA)	225.1	212.6	560.1	369.8

Other adjustments:
Fair market value adjustment to inventory	1.6	—	6.9	25.3
Acquisition-related and other costs	6.4	—	6.4	14.5
Reorganization costs	6.2	—	6.2	—
Impairment of goodwill and other intangibles	—	0.7	—	19.0
Venezuela hyperinflationary and devaluation charges	—	—	—	78.1

AS ADJUSTED EBITDA (Segment Earnings)	$239.3	$213.3	$579.6	$506.7

Organic net sales growth is a non-GAAP measure of net sales growth excluding the impacts of foreign exchange, significant acquisitions and exited business from year over year comparisons. The Company believes this measure provides investors with a more complete understanding of the underlying sales trends by providing net sales on a consistent basis. Organic net sales growth is also one of the measures used by management to analyze operating performance. The following table provides a reconciliation of organic net sales growth for the three and nine months ended September 30, 2011:

	For the three months ending September 30, 2011
	Outdoor Solutions	Consumer Solutions	Branded Consumables	Process Solutions	Elimination	Consolidated
Reconciliation of Non-GAAP measure:
Net sales growth	17.0%	(2.2%)	21.6%	10.7%	14.3%	11.4%
Foreign exchange impacts	(4.1%)	(0.8%)	(4.0%)	(0.4%)	—%	(2.8%)
(Acquisitions)/Exited business, net	(3.3%)	1.5%	(10.5%)	—%	—%	(3.3%)

Organic net sales growth	9.6%	(1.5%)	7.1%	10.3%	14.3%	5.3%

	For the nine months ending September 30, 2011
	Outdoor Solutions	Consumer Solutions	Branded Consumables	Process Solutions	Elimination	Consolidated
Reconciliation of Non-GAAP measure:
Net sales growth	12.6%	0.4%	37.0%	3.2%	12.0%	13.9%
Foreign exchange impacts	(3.2%)	(1.0%)	(3.7%)	(0.4%)	—%	(2.6%)
(Acquisitions)/Exited business, net	(2.9%)	0.7%	(32.1%)	—%	—%	(8.1%)

Organic net sales growth	6.5%	0.1%	1.2%	2.8%	12.0%	3.2%

Trailing Twelve Months Ended September 30, 2011
Reconciliation of Non-GAAP measure:
Net sales growth	15.6%
Foreign exchange impacts	(1.5%)
(Acquisitions)/Exited business, net	(9.6%)

Organic net sales growth	4.5%